Exhibit 99.1

www.powerstormcapital.com

LOS ANGELES

T: +1 424.327.2993

F: +1 424.327.2991

March 2, 2015

To our valued Shareholders:

Thank you for your continued support of Powerstorm ESS and our journey to “Power the People,” which we believe will enhance the quality of life for millions. As you know, we continue to believe that Powerstorm ESS’s story is a compelling one, which we believe will gain forward momentum in the months and years to come. As we continue to execute on behalf of our customers and shareholders, Powerstorm’s team is driven to make a difference in the world. Collectively, we derive value from knowing that we can and will make that difference. By delivering the most basic of human needs - power - through our sophisticated energy storage solutions, we will create “power equality.” We look forward to you joining us along the way.

In order to bring our dream to fruition, our customers must be our main focus, a core value that we embrace fully. We are dedicated to developing a brand identity that values both human life and the customer experience. The energy storage products we design and build are based on these objectives: superior quality, a product that has extended life beyond the current standard, to provide green alternative energy solutions, and to provide for comprehensive ancillary augmentations which will expand into clean water, health care, internet, education, etc. Our mission is to “change the world with a superior product that will enhance the quality of life for millions”. The customer, or “the human-aspect,” is our vessel, and as such is the primary focus of everything we do.

The Energy Storage Market is and will continue to be one of the fastest growing sectors of explosive growth. The off-grid base station power, or “the tower,” in anticipated that it will grow from $1.6B in 2012 to $15B in 2020 and micro-grid enabling technologies are projected to exceed $26B in annual revenue by 2023. This growth is staggering. Leveraging this knowledge, over the last two (2) years our team has methodically prepared to take the energy and technology markets by storm.

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Looking back at 2014, we had several accomplishments worth noting: we fulfilled our first order, filed our initial set of patents, designed our initial product suite and began prototype design and development, qualified markets, and brought on our new Chief Financial Officer, Kirstin L. Gooldy. Moreover, the Board of Directors has approved a name change of the Company to “Powerstorm ESS” (energy storage systems), which we think reflects our company more effectively going forward in the market place. Moving into 2015, Powerstorm ESS management is focused on gaining market share, branding the Company as a dominant market leader and securing proper funding as it moves forward.

Maximizing a highly efficient and lean team, Powerstorm ESS has worked diligently to prepare for our product launch into the initial target markets. We have four (4) distinctive products for which we are finalizing prototypes and will have prepared for distribution into the market by June 30 (pre-sales March 30): “MESS” specific for the telecom operators and rural regions in need of energy, “zeroXess” for home use and disaster recovery and stand alone “Batteries” - Lithium Ion Batteries, and wind turbines.

As announced in our most recent press release, we will be unveiling our “zeroXess” storage system at the world’s largest mobile show “GSMA” in Barcelona March 3rd – 6th. We have identified our initial customer base and a robust pipeline of pre-qualified opportunities that will be our gateway into the successful launch of the Powerstorm ESS products into target markets.

“Rising Investments in Renewable Energy Technologies Drives the Global Advanced Energy Storage Market, According to a New Report by Global Industry Analysts, Inc.” We are confident that with a high investment focus on the energy storage market, combined with the our preparedness to meet market demands for quality energy storage solutions built to last, we will “improve the quality of human lives” and gain market share.

The entire Powerstorm ESS team is excited to “power the clean-tech revolution,” continue with our solid momentum, and increase our upward trajectory. We are dedicated to ensuring our longevity in the market and growing our position as a leader in the energy storage market. We look forward to sharing with you in all of our successes now and in the future.

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www.powerstormcapital.com

About Powerstorm Capital Corporation

Powerstorm Capital Corp. (http://www.powerstormcapital.com) is headquartered in Los Angeles and maintains offices in New York and The Netherlands.

Powerstorm Capital has developed a containerized Energy Storage Solution for tower operators in the emerging markets. The foundational and innovative technology from Powerstorm Capital is protected with several patents pending. Powerstorm's optimized containerized plug-and-play solution is CAPEX/OPEX reducing, environmentally sound, and easily installed in challenging environments. The system is pre-built and ready to utilize upon arrival –a "mini-grid" that brings opportunity and quality of life to members of off-grid communities.

This release contains forward-looking statements concerning market developments for our products and corresponding value propositions for our customers. These forward-looking statements reflect Powerstorm's current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any such forward-looking statements are based on Powerstorm's assumptions relating to its financial forecasts and expectations regarding its product development efforts, manufacturing capacity, and market demand.

These statements involve risks and uncertainties that may cause Powerstorm's actual results to be materially different, including general economic and regulatory changes, detrimental reliance on third parties, successfully achieving our business plans, and achieving and sustaining profitability. For a detailed discussion of these and other risk factors that could affect Powerstorm's future performance, please refer to Powerstorm's most recent Annual Information on Form 10K. Readers should not place undue reliance on Powerstorm's forward-looking statements and Powerstorm assumes no obligation to update or release any revisions to these forward looking statements, other than as required under applicable legislation.

Michel J. Freni

Chief Executive Officer

Chairman of the Board